                                                                EXHIBIT 10.13



                              GAS SALES AGREEMENT

                                    (Swing)

                                    between

                              K N MARKETING, L.P.

                                  as "Seller"

                                      and

                                ENERGAS COMPANY,

                     a division of Atmos Energy Corporation

                                   as "Buyer"



Dated: January 1, 1996


                                                                  State of TEXAS

                                     INDEX


  ARTICLE    TITLE                                               PAGE

       1     Definitions.........................................  1
      II     Quantity............................................  3
     III     Delivery Points.....................................  3
      IV     Price and Taxes.....................................  3
       V     Term................................................  6
      VI     Notices.............................................  8
     VII     Measuring Equipment and Testing.....................  8
    VIII     Measuring Specifications............................  8
      IX     Quality.............................................  9
       X     Delivery Pressure...................................  9
      XI     Billing, Payment and Audit..........................  9
     XII     Notification of Curtailment......................... 10
    XIII     Possession and Responsibility for Gas............... 10
     XIV     Title............................................... 11
      XV     Force Majeure....................................... 11
     XVI     Financial Responsibility............................ 12
    XVII     Government Regulations.............................. 12
   XVIII     Entire Agreement.................................... 14
     XIX     Confidentiality..................................... 15
      XX     Successors and Assigns.............................. 15
     XXI     Maintenance of Facilities........................... 15
    XXII     Indemnification..................................... 16
   XXIII     Third Party Transportation.......................... 16
    XXIV     Headings............................................ 16
     XXV     Waiver.............................................. 16
    XXVI     Amendments.......................................... 16
   XXVII     Remedies Upon Material Default...................... 17
  XXVIII     Miscellaneous....................................... 17
             Signatures.......................................... 18
             Exhibit "A" - Exemption Certificate................. A-1

                              GAS SALES AGREEMENT
                                    (Swing)

     THIS AGREEMENT, dated and effective this 1st day of January, 1996, (the "Effective Date") by and between K N MARKETING, a Texas Limited Partnership, hereinafter called "Seller", and ENERGAS COMPANY, a division of Atmos Energy Corporation, a Texas Corporation, hereinafter called "Buyer";

                                   WITNESSETH

     WHEREAS, Seller is the owner of a supply of firm natural gas from which Seller will have available for sale certain volumes of natural gas and Seller desires to sell such firm supplies of gas to Buyer; and

     WHEREAS, Seller has made certain transportation arrangements with pipeline companies which operate natural gas transmission systems ("Transporter(s)"); and

     WHEREAS, Buyer desires to purchase from Seller volumes of firm natural gas for resale through certain of its distribution facilities in the state of Texas where Seller sells gas to Buyer as of December 31, 1995, including Amarillo Supplemental Requirements ("Buyer's Facilities") in accordance with the terms and conditions of this Agreement; and

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1. "Buyer" means the Party who is purchasing and receiving gas volumes under this Agreement.
     Section 2. "Seller means the Party who is selling and delivering gas volumes under this Agreement.
     Section 3. "Party" or "Parties" means Buyer and/or Seller hereunder, acting by and through duly authorized representatives.
     Section 4. "Day" means the period of twenty-four consecutive hours commencing at 7:00 a.m. Central Time (CT) on one calendar day and ending at 7:00 a.m. CT on the following calendar day. The reference date for any day should be the calendar date upon which such twenty-four (24) hour period began.
     Section 5. "Month" means the period commencing at 7:00 a.m. CT on the first day of a calendar month and ending at 7:00 a.m. CT on the first day of the following calendar month.
     Section 6. "Mcf" means the quantity of gas occupying a volume of one thousand (1000) cubic feet at a temperature of sixty (60) degrees Fahrenheit and an absolute pressure of fourteen and sixty-five hundredths pounds per square inch (14.65 psia).

     Section 7. "Base Load Requirements" means the firm gas purchase or firm transportation requirements of Buyer up to and including a total quantity of fifteen (153 million MMBtu per calendar year as set forth in the Base Load Agreement between the Parties dated January 1, 1996.
     Section 8. "Swing Load Requirements" means the quantity of gas required by Buyer in excess of Buyer's Base Load Requirements' up to Buyer's total system requirements.
     Section 9. "Btu" means the amount of heat required to raise the temperature of one avoirdupois pound of pure water from fifty-eight and five tenths (58.5) degrees Fahrenheit to fifty-nine and five tenths (59.5) degrees Fahrenheit at a constant pressure of fourteen and sixty-five hundredths (14.65) pounds per square inch absolute.
     Section 10. "MMBtu" means one million (1,000,000) Btu.
     Section 11. "Operating Agreement" means the agreement between Westar Transmission Company ("Westar") and Energas Company, dated December 1, 1996, covering measurement equipment and testing, measurement specifications, pressures, quality, maintenance of facilities, and other operational matters.
     Section 12. "No-Notice Load Requirements' means Swing Load Requirements required by Buyer which exceeds a daily "Threshold Level". The Threshold Lever is 135,000 MMBtu per day. The Threshold Level may be reviewed annually by both Parties and adjusted upward or downward by mutual agreement to compensate for changes in Buyer's Swing Load Requirements. Seller will estimate the No-Notice Load Requirements on a daily basis by subtracting the Threshold Level from Buyer's total estimated Swing Load Requirements sales. At the end of each month Buyer's estimated No-Notice Load Requirements will be actualized by adjusting the daily estimated volumes proportionally to Buyer's measured monthly Swing Load Requirements sales.
     Buyer's estimated Swing Load Requirements volume will be calculated daily by deducting from Seller's estimate of the combined total daily sales and transported volumes for Buyer and Buyer's affiliates EnerMart Trust (Enermart), and Egasco, Inc., (Egasco) in the following manner:
     A. The daily average volume of Buyer's Baseload Requirements purchased from Seller.
     B. Enermart industrial volumes will be deducted as an average daily volume of the total monthly sales by Seller to or transportation for Enermart for the applicable month; plus
     C. Enermart's and Egasco's irrigation volumes will be deducted as follows:
         1. For the months of November through February, irrigation volumes be deducted as an average daily volume of the actual total sales made by Seller to Enermart and Egasco for the applicable month;
         2. For the months of March through October, irrigation volumes will be deducted according to Enermart's and Egasco's daily irrigation forecasted volumes, which will be adjusted proportionally, so that the sum of the daily forecast will be equal to the total actual irrigation sales made by Seller for the month.

     D. Buyer's and Enermart's and Egasco's transportation volumes will be deducted according to the confirmed volumes nominated at the Delivery Point(s) on Westar Transmission Company's pipeline system.

     Section 13. "Amarillo Supplemental Requirements" means requirements of Buyer's Amarillo distribution system, less the quantity of gas purchased by Buyer from the Fain Plant, or other suppliers for resale in the Amarillo distribution system and less the quantity of supplemental supplies purchased from others.


                                   ARTICLE II

                                    QUANTITY

     Section 1. Commencing on the Effective Date of this Agreement Seller agrees to sell and deliver to Buyer and Buyer agrees to purchase and receive firm quantities of natural gas on a Swing Load Requirements and a No-Notice Load Requirements basis to satisfy all of Buyer's natural gas requirements in Buyer's West Texas Service area and any of Buyer's Amarillo Supplemental Requirements in excess of Buyer's Base Load Requirements.
     Section 2. It is expressly understood and agreed that all gas sold to Buyer is to be used by Buyer to serve its end use customers solely within Buyer's Facilities, and any other use of the gas ("Other Use Gas") by Buyer will constitute a material breach of this Agreement, in which case, without limiting any other remedies available to Seller, Seller may immediately cease delivering Other Use Gas to Buyer at the Delivery Point(s).

                                  ARTICLE III

                               DELIVERY POINT(S)

     Section 1. The delivery of gas hereunder shall be subject to the Operating Agreement and shall be at the outlet flange of Transporter(s)' facilities at all points of interconnection between Transporter(s) facilities and Buyer, where Buyer receives gas from Seller as of December 31, 1995, or subsequently at any other mutually agreeable point(s) to be agreed to in writing by the Parties ("Delivery Point(s)").

                                   ARTICLE IV

                                PRICE AND TAXES

     Section 1. The price of gas purchased and sold hereunder as Swing Load Requirements, delivered to Buyer at the Delivery Point(s), shall be determined as follows:
     A.
         1. For the period January 1, 1996 through July 31, 1996, the price shall be calculated on an Mcf basis and for each Mcf of gas will be equal to the "First Index Basket" (defined below), plus $0.96 per Mcf.
         2. The "First Index Basket" referred to in subsection 1) shall be equal to the arithmetic average of the "prices" stated in dollars per MMBtu in each publication for the delivery month as reported in
             (i) Natural Gas Week, published by Oil Daily Company in the table Gas Price Report", in the column labeled "Delivered to Pipeline", "This Week' for Texas West Spot, and (ii) Inside F.E.R.C.'s Gas Market Report, published by McGraw-Hill, Inc. for Panhandle Eastern Pipeline Co., Texas, Oklahoma (Mainline) under the heading "Prices of Spot Gas Delivered to Pipeline" (per MMBtu) under the category labeled "Index".

     B.
         1. For the period August 1, 1996 through December 31, 2001, the price shall be calculated on a MMBtu basis and each MMBtu of gas purchased and sold shall be equal to the "Index Basket" plus:
             a) for 1996- $0.6742 per MMBtu plus the Westar transportation rate of S0.2858 per Mcf.
             b) for 1997- S0.6342 per MMBtu plus the Westar transportation rate of S0.2858 per Mcf.
             c) for 199S S0.6042 per MMBtu plus the Westar transportation rate of S0.2858 per Mcf.
             d) for 1999 through 2001- S0.3042 per MMBtu plus the Westar transportation rate of S0.2858 per Mcf.

         2. In the event the approved rate for transportation on the Westar system (as that system is described in the Operating Agreement) changes, then the S0.2858 per Mcf rate for transportation will be replaced with the new rate which has been approved by The Railroad Commission of Texas, which notwithstanding the structure of such approved rate shall be the cost of service rate expressed on a per unit of actual throughput basis for the capacity used to provide the firm transportation service.

         3. The "Index Basket" referred to above shall be equal to the sum of the "prices" stated in dollars per MMBtu of: (i) fifty percent (50%) of the arithmetic average of the index prices listed in each edition of Natural Gas Week, published during the applicable calendar month by Oil Daily Company in the table titled "Gas Price Report", under the column labeled "Delivered to Pipeline", "This Week" for Texas West Spot, and (ii) twenty five percent (25%) of the first publication in the applicable month of Inside F.E.R.C.'s Gas Market Report, published by McGraw-Hill, Inc. for

             Panhandle Eastern Pipeline Co., Texas, Oklahoma (Mainline) under the heading "Prices of Spot Gas Delivered to Pipeline" under the category labeled "Index", and (iii) twenty five percent (25%) of the index price published in the first edition of the month in Natural Gas Intelligence Gas Price Index for the applicable calendar month, identified in the table entitled "SPOT GAS PRICES" under the column entitled "Contract lndex, the "Intrastate Avg." for the "West Texas/Permian" gas.

     Section 2.  The price of gas sold hereunder as No-Notice Load
Requirements delivered to Buyer at the Delivery Point(s), shall   be equal to
the Swing Load Requirements   price, except on those days Critical Days) when
the "Gas Daily Index Basket" as published on such days, plus $0.225 per MMBtu, plus the Westar transportation rate of $0.2858 per Mcf (or the transportation rate described in section B.2 above) exceeds the Swing Load Requirements price. On Critical Days, the price for No-Notice Load Requirements shall be the arithmetic average of the "Gas Daily Index Basket" as published on the Critical Day and as published on the subsequent business day (business day for purposes of this Section 2 is defined as any day on which there is a Gas Daily Publication), plus $0.225 per MMBtu, plus the Westar transportation rate of S0.2858 per Mcf (or the transportation rate described in section B.2) above).
     For any non-business days (days on which there is no Gas Daily Publication) in which No-Notice Load Requirements service is provided, the No-Notice Load Requirements price will be the Swing Load Requirements price, except when the "Gas Daily Index Basket" as published on the subsequent business day, plus S0.225 per MMBtu, plus the Westar transportation rate of S0.2858 per Mcf (or the transportation rate described in section B.2) above) exceeds the Swing Load Requirements price, in which case the No-Notice Load Requirements price will be the "Gas Daily Index Basket" as published on such subsequent business day, plus $0.225 per MMBtu, plus the Westar transportation rate of $0.2858 per Mcf (or the transportation rate described in section B.2) above).
     "The Gas Daily Index Basket" is equal to the arithmetic average of the mid point prices stated in dollars per MMBtu, as reported in Gas Daily, published by Pasha Publications Inc. the Houston edition, in the table titled "Daily Price Survey", in the category labeled "Permian Basin Area" in the column for the "Daily Midpoint" under the heading "Delivery In" for "Tex intras, Waha area" and the category labeled "North-Texas Panhandle" in the column for the "Daily Midpoint" under the heading "Delivery In" for "Northern (Mid 10)".
     The No-Notice Load Requirements pricing method shall remain in effect through December 31, 1998. After that date that price will be subject to renegotiation of both parties for the 1999 contract year and each contract year through the remainder of the term. In the event the parties cannot agree on a new pricing method for the applicable contract year, each party shall submit to the other in writing the name of an individual to serve as an "arbitrator".
Such persons shall have at least fifteen (15) years of experience in the natural gas business and shall not be employees or affiliates of the Buyer or Seller. With fifteen (15) days of the selection of the two arbitrators, the two arbitrators shall select a third arbitrator who shall have at least fifteen
(15) years of experience in the natural gas business and shall not be employees or affiliates of the Buyer or Seller. If the two arbitrators are unable to agree on a third arbitrator, the selection of the remaining arbitrator shall be conducted pursuant to the rules of the American Arbitration Association governing the selection of arbitrators when the parties have failed to do so. Both parties may submit whatever information they wish to the three arbitrators who shall set a meeting for the parties to present their respective arguments to the arbitrators within thirty (30) days after the selection of the third arbitrator. On or before fifteen days after the meeting the arbitrators shall set the pricing method for the sale of gas as No-Notice Load Requirements for the applicable contract year, and notify the parties orally followed by written confirmation. The decision of the arbitrators shall be final and binding upon the parties.

     Section 3. Should any of the indices or publications above become unavailable, Buyer and Seller will use their best efforts to locate another source of this information, or in the event that the information cannot be obtained through another source. Buyer and Seller shall agree upon another index to replace the index which has become unavailable.

     Section 4. In addition to the price to be paid for gas delivered hereunder, 8uyer agrees to reimburse Seller for gross receipts taxes, sales taxes, and other similar taxes, which are lawfully imposed on Seller because of the sale or delivery of gas to Buyer hereunder or the gas itself. Statements for such tax reimbursement shall be rendered and paid as provided in accordance with the billing and payment provisions of this Agreement. All taxes levied on such gas after delivery and lawfully imposed on Buyer shall be paid by Buyer. If Buyer claims an exemption from state sales taxes or desires to pay any applicable sales taxes directly to the taxing authority, Buyer will execute the "Exemption Certificate attached hereto as Exhibit "A" or such other evidence of exemption as may be required by Seller. Applicable rulings or orders of governmental representatives in charge of the administration of any law or ordinance increasing, decreasing or creating any tax shall be binding and conclusive upon Buyer until such time as the invalidity thereof has been finally established by the decision of a court of competent jurisdiction. Buyer shall be entitled to reimbursement from Seller to the extent of any payments made by it to Seller for taxes pursuant to this Article which may subsequently be refunded to Seller by the taxing authority. Buyer shall not be obligated to reimburse Seller for any ad valorem taxes on properties or for taxes which are based upon or measured by the natural gasoline or other liquifiable hydrocarbon content extracted from the gas before delivery to Buyer.


                                   ARTICLE V

                                      TERM

     Section 1. This Agreement, regardless of when executed, is effective as of the Effective Date, and shall continue thereafter, unless earlier terminated pursuant to the provisions in other Sections of this Agreement, for a term ending on December 31, 2001.


                                   ARTICLE VI

                                    NOTICES

     Section 1. Any notice or statement (other than notices to be given under the Price and Taxes Article of this Agreement which shall be by certified mail, return receipt requested) to be given hereunder, unless otherwise specified herein, shall be in writing and shall be deemed delivered as of the postmarked date when deposited in the United States mail, postage prepaid, and addressed to the respective Party at the following addresses or at such other addresses as a Party may designate to the other in writing:

SELLER:

Notices:                                  K N Marketing. L.P.
                                          333 Clay Street, Suite 2000
                                          Houston, TX 77002
                                          Attention: Gas Sales & T&E
                                          Administration

Wire Transfer:                            K N Marketing, L P.
                                          Norwest Banks Colorado, N.A.
                                          Denver, CO
                                          ABA# 102 000 076
                                          A/c# 101 -091 O554

BUYER:

Notices:                                  ENERGAS COMPANY
                                          P.O. Box 650205
                                          Dallas, TX 75265-0205
                                          Attn: Intrastate Gas Supply

Statements:                               ENERGAS COMPANY
                                          P.O. Box 650205
                                          Dallas, TX 75265-0205
                                          Attn: Intrastate Gas Supply

                                  ARTICLE VII

                        MEASURING EQUIPMENT AND TESTING

     Section 1. Measuring equipment and testing shall be governed by the Operating Agreement.


                                  ARTICLE VIII

                           MEASUREMENT SPECIFICATIONS

     Section 1. Measurement specifications shall be governed by the Operating Agreement.

                                   ARTICLE IX

                                    QUALITY

     Section 1.  Quality shall be governed by the Operating Agreement.

                                   ARTICLE X

                               DELIVERY PRESSURE

     Section 1.  Delivery pressure shall be governed by the Operating Agreement.

                                   ARTICLE Xl

                           B1LLING. PAYMENT AND AUDIT

     Section 1. On or before the fifteenth (15th) day of each Month, Seller shall render a statement to Buyer giving the total quantity of gas, expressed in MMBtu and Mcf, delivered and sold hereunder during the preceding Month and the monies due therefor. Such statements are to be rendered in accordance with this Agreement, and shall include any amounts due for tax reimbursement under the provisions of this Agreement. In the event the amount due Seller cannot be determined on or before the fifteenth (15th) day of the Month, Seller shall nevertheless invoice Buyer for the amounts that are known and/or are nominated by Buyer, and when the information is available Seller shall invoice for actual amounts (or refund any payment as necessary) as soon as practicable after such amount is determined.

     Section 2. Ten (10) days after the statement is received by Buyer, Buyer shall make payment to Seller by wire transfer per the instruction set forth in the Article titled NOTICES. If Buyer disputes the amount of any statement for any reason, Buyer shall notify Seller of such dispute and shall be obligated to pay only the undisputed portion of such statement on the due date. Buyer shall pay the disputed portion of the statement which is determined to be owing to Seller within fifteen (15) days after the date the dispute is resolved, together with interest on such amount at the rate set forth in Section 4.

below, commencing on the original due date of the statement and continuing until paid. If the statement shall have been paid in full and it shall be determined that such disputed portion of the statement was paid in error, Seller shall refund such amount to Buyer, together with interest at the rate hereinafter set forth below over the period that Seller had possession of the money, within fifteen (15) days after resolution of the dispute.
     Section 3. All statements, bills, computations and payments shall be subject to correction of any errors contained therein until two (2) years after date of payment, and after such period any errors found will be deemed to be waived by the affected Party.
     Section 4. Any amounts due for gas delivered hereunder remaining unpaid after the due date for such payment shall bear interest, at the lesser of the highest lawful interest rate or the prime rate charged by Norwest Bank of Denver plus two percent (2%), until paid.
     Section 5. Each Party shall have access to and the right to audit during regular business days and business hours, upon reasonable notice, all measurement, billing, computation and payment records maintained by the other Party which relate to the gas received under this Agreement. All records will be maintained for two (2) years after payment has been made for the month to which the records pertain.


                                  ARTICLE Xll

                          NOTIFICATION OF CURTAILMENT

     Section 1. Seller and Buyer agree to provide each other with as early a notice as is reasonably practical of any curtailment or cessation of deliveries or receipts due to force majeure or pursuant to this Article.
     Section 2. Gas delivered under this Agreement shall be subject to curtailment when necessary to protect public health and safety. Such curtailment shall be performed by Seller and/or Transporter in accordance with Seller's and/or Transporter(s)' applicable procedures from time to time in effect and/or on file with the appropriate regulatory agency, and shall not be the basis for any claim for damages sustained by any Party.
     Section 3. In the event a curtailment of deliveries shall become necessary or advisable, Seller, shall notify or cause Transporter(s) to notify, Buyer as soon as possible before actual curtailment, if possible, by telephone, or other means, of the nature, extent and probable duration of such curtailment. Buyer shall resume the taking of gas within a reasonable length of following notification that gas is again available.


                                  ARTICLE XlII

                     POSSESSION AND RESPONSIBILITY FOR GAS

     Section 1. As between the Parties hereto, Seller shall be in exclusive control and possession of the gas delivered hereunder and responsible for any damage or injuries caused thereby until the same shall have been delivered to Buyer at the Delivery Point(s) (except to the extent such damages or injuries shall have been caused by the act or omission of Buyer), after which Buyer shall be deemed to be in exclusive control and possession thereof and responsible for any such damages or injuries (except to the extent such damages or injuries shall have been caused by the act or omission of Seller). Each of the Parties hereto agrees to indemnify, defend, and hold the other Party harmless from and against any and all claims, liabilities, damages, losses, costs, and expenses (including attorneys' fees) incurred by the indemnified Party arising from or relating to any damages, losses, or injuries for which indemnifying Party is responsible pursuant to the foregoing sentence.


                                  ARTICLE XIV

                                     TITLE

     Section 1. Seller hereby warrants that (i) it has good title to all gas delivered to Buyer hereunder, (ii) it has the fight to sell such gas, and (iii) all such gas is free from any and all liens, encumbrances, and adverse claims. Seller agrees to indemnify, defend, and hold Buyer harmless from and against any adverse claims asserted with respect to any gas delivered hereunder.
     Section 2. Title to the gas shall pass from Seller to Buyer, upon the delivery thereof, at the Delivery Point(s).


                                   ARTICLE XV

                                 FORCE MAJEURE

     Section 1. In the event that either Seller or Buyer is rendered unable, wholly or in part, by reason of an event of force majeure, to perform its obligations under this Agreement, other than to make payment due hereunder, and such Party has given notice and full particulars of such force majeure in writing to the other Party as soon as possible after the occurrence of the cause relied on, then the obligations of the Parties, insofar as they are affected by such force majeure, shall be suspended during the continuance of such inability, but for no longer period, and such cause shall, insofar as possible, be remedied with all reasonable dispatch. The term "force majeure" as employed herein and for all purposes relating hereto shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, hurricane wamings, crevasses, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions, breakages or accident to machinery or lines of pipe, the necessity for making repairs or alterations to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells, inability of any Party hereto to obtain necessary materials, supplies, or permits due to existing or future rules, regulations, orders, laws or proclamations of governmental authorities (both federal and state' including both civil and military, any failure due to force majeure by any Transporter(s) deliver Seller's gas to Buyer's facilities or thereafter to transport gas for Buyer, partial or entire failure of Seller's source of supply, and any other causes whether of the kind herein enumerated or otherwise, not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome; such term shall likewise include (a) the inability of such Party to acquire, or the delays on the part of such Party in acquiring, at reasonable cost and after the exercise of due diligence, any necessary servitudes, right-of-way grants, permits or licenses, and (b) the inability of each Party to acquire, or the delays on the part of such Party in acquiring at reasonable cost and after the exercise of due diligence, any necessary materials and supplies (excluding any inability due to the cost of gas or the cost of transportation of gas), permits and permissions. It is understood and agreed that the settlement of strikes, lockouts or other industrial disturbances shall be entirely within the discretion of the Party or Transporter having the difficulty and that the above requirement that any force majeure shall be remedied by the exercise of due diligence shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the Party having the difficulty.


                                  ARTICLE XVI

                            FINANCIAL RESPONSIBILITY

     Section 1. If, during the term of this Agreement, Seller, in good faith, determines that the financial responsibility of Buyer has become impaired or unsatisfactory, advance cash payment or other satisfactory security will be given by Buyer upon demand by Seller, and delivery of gas may be withheld until such payment or assurance is received. If such payment or assurance is not received within fifteen (15) days of demand, Seller may terminate this Agreement at any time effective upon the dispatch of written notice. Additionally, if there are instituted by or against either Party hereunder proceedings in bankruptcy or under any insolvency law, the other Party may terminate this Agreement at any time.
     Section 2. If, during the term of this Agreement, Buyer, in good faith, determines that the financial responsibility of Seller has become impaired or unsatisfactory, a corporate warranty or other satisfactory security will be given by Seller upon demand by Buyer. If such assurance is not received within fifteen (15) days of demand, Buyer may terminate this Agreement at any time effective upon the dispatch of written notice.

                                 ARTICLE XVII

                            GOVERNMENTAL REGULATIONS

     Section 1.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, EXCEPT ANY RULE OR PRINCIPLE OF THE LAWS OF THE STATE OF TEXAS WHICH WOULD REFER THE CONSTRUCTION OF THIS AGREEMENT TO THE LAWS OF ANOTHER STATE. This Agreement shall be subject to all valid laws, regulations or orders of duly constituted governmental authorities having jurisdiction which are applicable to the subject matter hereof and effective from time to time. Seller and Buyer agree to obtain, if possible, whatever authority is necessary, if any, to effectuate the purchase, sale or transportation of gas hereunder in the event this Agreement and the purchase, sale or transportation of gas hereunder for any reason become subject to the jurisdiction of any governmental authority, which at the present time does not have such jurisdiction.
     Section 2. Notwithstanding any other provision of this Agreement, if at any time during the term of this Agreement, any federal or state law or any rule, order, opinion, enactment or regulation of any governmental authority or of any court, prevents Buyer from including in its cost of service for ratemaking purposes to its customers the full amount of any cost incurred under this Agreement which Buyer has agreed to pay Seller hereunder, Buyer shall immediately notify Seller in writing of the price that it is allowed to include in its cost of service for ratemaking purposes for gas purchased under this Agreement. Upon receiving such notification, Seller, at its sole discretion, may choose to either amend the Agreement so that the Buyer can include in its cost of service for ratemaking purposes the full price for gas sold under the Agreement or terminate the Agreement. Seller shall notify Buyer of its choice in writing within twenty-four (24) hours of receiving Buyer's notice.
     Section 3. Notwithstanding any other provision of this Agreement, if at any time during the term of this Agreement, any federal or state law or any rule, order, opinion, enactment or regulation of any governmental authority or of any court, prevents Seller from recovering from Buyer the full price for gas, which Buyer has agreed to pay Seller hereunder, inclusive of any charges assessed as a result of Buyer's failure to take gas, as set forth herein, then Seller shall be excused from delivering gas, effective prospectively from the date that Buyer receives written notice from Seller of the pertinent rule, order, opinion, enactment or regulation. Each time that Seller invokes this right to be excused from taking or delivering gas pursuant to this paragraph, the Parties may renegotiate an acceptable price, or, at any time during renegotiation or in lieu of renegotiation, terminate this Agreement immediately.
     Section 4. In addition, if any federal or state law, rule, order, opinion, enactment or regulation of any governmental authority or of any court prevents, either Party from receiving the full benefits as bargained for under this Agreement and in any way prevents either Party from exercising its right to terminate or cease deliveries under this Agreement, this Agreement shall be deemed to have terminated one (1) day prior to the attempted implementation of such governmental action unless the Party whose benefit is diminished agrees to waive this clause in writing in which case the Agreement shall be deemed to be reinstated.


                                 ARTICLE XVIII

                                ENTIRE AGREEMENT

     Section 1. This Agreement contains the entire agreement of the Parties with respect to the matters covered. No other agreement, Statement or promise not contained herein shall be binding or valid.



                                  ARTICLE XIX

                                CONFIDENTIALITY

     Section 1. The terms of this Agreement, including but not limited to the price paid for gas, the identified transporting pipelines and cost of transportation, the quantities of gas purchased and sold and all other material terms shall be kept confidential by the Parties except to the extent that any information must be disclosed to a third party as required by federal, state or local law, regulation or governmental process, or for the purpose of effectuating transportation of the gas hereunder or for obtaining regulatory orders pertaining to the delivery or utilization of gas sold hereunder or for regulatory filings or reports, or except to the extent that any information is in the public domain, or which, through no breach by either Party of its obligations herein, ceases to be confidential.


                                   ARTICLE XX

                             SUCCESSORS AND ASSIGNS

     Section 1. This Agreement may not be assigned by either Party without the consent of the other Party, which consent shall not be unreasonably withheld, unless assigned to an affiliate or subsidiary of a Party. Such assignment shall not relieve the assigning Party of any of its obligations under this Agreement.
     Section 2. Either Party may assign its rights, We, and interest in, to, and under this Agreement to a trustee or trustees, individual or corporate, as security for bonds or other obligations or securities, without such trustee or trustees assuming or becoming in any respect obligated to perform the obligations of the assignor under this Agreement, and, if any such trustee be a corporation, without its being required to qualify to do business in any state in which any performance of this Agreement may occur. However, such assignment for security purposes shall not relieve the assigning

Party of any of its obligations under this Agreement.

     Section 3. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns, and is intended solely for the benefit of Seller and Buyer and their respective successors and assigns, and not for the benefit of any other person or entity not a Party hereto.


                                  ARTICLE XXI

                           MAINTENANCE OF FACILITIES

     Section 1. Maintenance of facilities shall be governed by the Operating Agreement.


                                  ARTICLE XXII

                                INDEMNIFICATION

     Section 1. Buyer and Seller shall each indemnify, defend, and save harmless the other including their employees and agents from and against any and all loss, damage, injury, liability, and claims for injury to or death of persons (including any employee of Buyer or Seller), or for loss or damage to property (including the property of Buyer or Seller), to the extent that such losses, damages, injuries, or claims result from the negligence of the indemnifying Party in its performance of its obligations arising pursuant to this Agreement (including the installation, maintenance, and operation of property, equipment, and facilities) or any other operations under this Agreement.


                                 ARTICLE XXIII

                           THIRD-PARTY TRANSPORTATION

     Section 1. Buyer and Seller acknowledge that Seller will be obtaining transportation from third parties in order to have the gas covered hereby delivered to the Delivery Point(s). In the event such third party transportation is interrupted or terminated by an event of force majeure as defined in Article XV, Seller shall be fully excused for its failure to deliver gas hereunder.


                                  ARTICLE XXIV

                                    HEADINGS

     Section 1. The descriptive headings of the provisions of this Agreement are formulated and used for convenience only and shall not be deemed to affect the meaning or construction of any such provisions.

                                  ARTICLE XXV

                                     WAIVER

     Section 1. No waiver by either Party of any one or more defaults by the other in the performance of the provisions of this Agreement shall operate or be construed as a waiver of any other default or defaults, whether of a like or a different character.


                                  ARTICLE XXVI

                                   AMENDMENTS

     Section 1. The terms and conditions of this Agreement may not be amended except by the written agreement of the Parties.

                                 ARTICLE XXVII

                         REMEDIES UPON MATERIAL DEFAULT

     Section 1. If either Party hereto shall fail to perform any material covenant of obligation imposed upon it under this Agreement, then in such event the non-defaulting Party may, at its option, terminate this Agreement upon acting in accordance with the procedures hereafter set forth in this Section. The non-defaulting Party shall cause a written notice to be served on the defaulting Party, which notice shall state specifically the cause of terminating this Agreement and shall declare it to be the intention of the non-defaulting Party to terminate this Agreement if the default is not cured. The defaulting Party shall have ten (10) days after receipt of the aforesaid notice in which to remedy or remove the cause or causes and fully indemnifies the non-defaulting Party for any and all consequences of such breach, then such termination notice shall be withdrawn and this Agreement shall continue in full force and effect. In the event that the defaulting Party fails to remedy or remove the cause or causes or indemnify the non-defaulting Party for any and all consequences of such breach within such ten-day period, this Agreement shall be terminated and of no further force or effect from and after the expiration of such ten-day period.

     Section 2. Any termination of this Agreement pursuant to the provisions of this Article shall be (i) without prejudice to the rights of Seller to collect any amounts then due Seller for gas delivered prior to the time of termination, (ii) without prejudice to the rights of Buyer to receive any gas for which it has paid but not received prior to the time of termination, and
(iii) without waiver of any other remedy to which the non-defaulting Party may be entitled.

                                ARTICLE XXVIII

                                MISCELLANEOUS

     Section 1. This Agreement shall be deemed drafted and prepared equally jointly regardless of which Party prepared or submitted the Agreement to the other.
     Section 2. Except for the Parties hereto and their successors and assigns, no person, including without limitation any owner of a royalty or overriding royalty interest, shall have any rights as a third party beneficiary or otherwise under this Agreement.


     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed.


"BUYER"                                 "SELLER"
ENERGAS Company,                    KN MARKETING, L.P.
a division of                                   By its Managing
Atmos Energy Corporation                        General Partner
                                                American Pipeline Company
By:                                             By:
      ------------------------------                  -------------------
Name:                                           Name:
      ------------------------------                  -------------------
Title:                                          Title:
      ------------------------------                  -------------------

                      EXHIBIT "A" to Gas Sales Agreement
          dated January 1,1996 between K N MARKETING, L.P. ("Seller')
         and ENERGAS COMPANY, a division of Atmos Energy Corporation
                                   ("Buyer")

                             EXEMPTION CERTIFICATE

                          For Natural Gas Delivered By
                         K N MARKETING, L.P. ("Seller")
                          To ENERGAS COMPANY ("Buyer")

Buyer's Direct Payment Permit Number:
                                       -------------------------

Buyer's Address: P.O. Box 650205, Dallas, Texas 75265-0205

The undersigned hereby claims an exemption from payment of taxes under Tax Code, Vernon Texas Code Annotated, Chapter 151, for the purchase and delivery of natural gas from Seller.

The reason that Buyer is claiming this exemption is:

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Buyer will be liable for payment of the Limited Sales and Use Tax if Buyer uses the natural gas in some manner other than the reason listed above, and shall pay the tax based on the price paid for the natural gas.

This exemption is claimed for, and this exemption certificate shall apply to, all gas delivered to Buyer by Seller on and after the dab hereof, and shall be effective until revoked by written notice to Seller by Buyer. If this exemption is disallowed for any reason by the State for any part or all of the gas delivered, Buyer will accrue and pay direct to the State any tax and penalty due.

Executed this the      day of                   ,19     .
                 -----        -----------------    -----
                              By:
                                    -------------------------
                                            Signature
                              Name:
                                    -------------------------
                                            Type /Print
                              Title:
                                    -------------------------

                                      A-1